Exhibit 10.13

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

AKOYA BIOSCIENCES, INC.

AND

UNIVERSITY OF WASHINGTON

FOR

TECHNOLOGY FOR MOLECULAR PROFILING OF CELLS AND TISSUE SPECIMENS

UW COMOTION AGREEMENT 43158A

TABLE OF CONTENTS

BACKGROUND		1
1.	DEFINITIONS	1
2.	LICENSE GRANT	5
3.	RIGHTS OF UNIVERSITY; LIMITATIONS	6
4.	APPLICATIONS AND PATENTS	7
5.	COMMERCIALIZATION	8
6.	PAYMENTS, REIMBURSEMENTS, REPORTS, AND RECORDS	8
7.	INFRINGEMENT	10
8.	LICENSED RIGHTS VALIDITY	11
9.	TERMINATION	11
10.	RELEASE, INDEMNIFICATION, AND INSURANCE	13
11.	WARRANTIES	14
12.	DAMAGES	14
13.	GENERAL PROVISIONS	14
Exhibit A		20
Exhibit B		23

CONFIDENTIAL

EXCLUSIVE PATENT LICENSE AGREEMENT

This exclusive patent license agreement (this “Agreement”), effective as of June 26, 2018 (the “Effective Date”), is made and entered into between the University of Washington, a public institution of higher education and an agency of the state of Washington, (“University”), and Akoya Biosciences, Inc., a Delaware (“Company”).

BACKGROUND

A.            Certain innovations relating to molecular profiling of cells and tissue specimens were made in the laboratory of Dr. Xiaohu Gao (“Principal Investigator”).

B.            University owns certain intellectual property rights in such innovations as listed in Exhibit A “Exclusive License Schedule” to this Agreement, and University has the right to license to others certain rights to use and practice such intellectual property. University is willing to grant those rights so that University innovation may be developed for use in the public interest.

C.            Company desires that University grant it an exclusive license under such intellectual property rights, and University is willing to grant such a license, on the terms set forth in this Agreement.

AGREEMENT

The Parties agree as follows:

1.             DEFINITIONS

1.1          “Affiliate” means any person, organization or entity directly or indirectly controlling, controlled by or under common control with Company, that 1) agrees in writing to be bound by all terms and conditions of this Agreement to the same extent as Company and 2) whose acts and omissions are Company’s responsibilities. For purposes of this definition only, “control” of another person, organization or entity shall mean the ability, directly or indirectly, to direct the activities of the relevant entity, and shall include, without limitation (i) ownership or direct control of fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity, or (ii) possession of, or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the organization or other entity.

1.2          “Acquisition” means (a) the sale by Company of all, or substantially all of, its assets in transaction to a Third Party at arm’s length, (b) the sale, transfer, or exchange by the shareholders, partners, or equity owners of Company of a majority interest in Company to an arm’s length Third Party, or (c) the merger of Company into an arm’s length Third Party.

1.3          “Combination Product” means a product or service sold in a form containing a Licensed Product and at least one other product, service, component, or ingredient which could be sold separate and apart from the Licensed Product, is not required for the function of the Licensed Product, and, if sold as a stand-alone item, would not constitute a Licensed Product.

1.4          “Confidential Information” means any information provided by a Party not generally known to the public, including any information comprised of those materials and Company’s business plans or reports (e.g., Sales Reports and/or Commercialization Reports). Notwithstanding the foregoing, Confidential Information does not include any information that: (a) is, or becomes, part of the public domain through no fault of receiving Party; (b) is known to receiving Party prior to the disclosure by the disclosing Party, as evidenced by documentation; (c) is publicly released as authorized under this Agreement by University, its employees or agents; (d) is subsequently obtained by a Party from a Third Party who is authorized to have such information; or (e) is independently developed by a Party without reliance on any portion of the Confidential Information received from the disclosing Party and without any breach of this Agreement as evidenced by documentation.

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CONFIDENTIAL

1.5          “Distributor” means a distributor, reseller or original equipment manufacturer (OEM) (“Distributing Entity”) to which Company, its Affiliates, or any of its Sublicensees (“Licensed Party”) sells a Licensed Product for resale of Licensed Product by the Distributing Entity, and where Distributing Entity has no other rights with respect to the Licensed Rights other than to resell or otherwise distribute Licensed Products (including but not limited to integrated or bundled with other products or services), and for which resale or distribution Company and Sublicensees receive no further consideration (including but not limited to royalties and/or commissions) beyond the price for the initial sale of Licensed Product to the Distributing Entity.

1.6          “Event of Force Majeure” means an unforeseeable act that prevents or delays a Party from performing one or more of its duties under this Agreement and that is outside of the reasonable control of the Party. An Event of Force Majeure includes acts of war or of nature, insurrection and riot, and labor strikes. An Event of Force Majeure does not include a Party’s inability to obtain a Third Party’s consent to any act or omission, unless a separate Event of Force Majeure caused the inability.

1.7          “Fair Market Value” means the average price at which the stock in question is publicly trading for twenty (20) days prior to the announcement of its purchase by the Sublicensee(s), or, if the stock is not publicly traded, the value of such stock as determined in good faith by the board of directors of Company or Sublicensee.

1.8          “Field of Use” means multiplex detection, identification, and/or quantification of analytes in a biological sample.

1.9          “First Commercial Sale” means, with respect to any Licensed Product, (a) the first sale by Company or any of Company’s Sublicensees on a commercial basis, in an arm’s length transaction for end use or consumption of such Licensed Product anywhere in Territory after the relevant Regulatory Agency has granted Regulatory Approval of such Licensed Product, to the extent such Regulatory Approval is required in such country, or (b) if Regulatory Approval is not required for the marketing and/or sale thereof, the First Commercial Sale of such Licensed Product in such country shall be deemed to have occurred upon the first sale of a Licensed Product after the commencement of marketing efforts with respect to such Licensed Product. For clarity, sales for test marketing, sampling and promotional uses, clinical trial purposes, compassionate or similar use shall not be considered to constitute a First Commercial Sale.

1.10        “Licensed Patents” means (a) the patents and patent applications listed in Exhibit A1.1 “Licensed Patents”, all (b) divisions, continuations, and claims in continuations-in-part that are entitled to claim priority to, or that share a common priority claim with, any patent or patent application listed on Exhibit A1.1 “Licensed Patents”; (c) extensions, renewals, substitutes, re-examinations and re-issues of any of the items in (a) or (b); and (d) foreign counterparts of any of the items in (a), (b), or (c) wherever and whenever filed.

1.11        “Licensed Product” means any method, process, composition, product, service, or component part thereof that would, but for the granting of the rights set forth in this Agreement, infringe a Valid Claim contained in the Licensed Patents.

1.12        “Licensed Rights” means all rights to Licensed Patents granted to Company under Article 2 “License Grant” of this Agreement.

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1.13        “Net Sales” means the gross amount received by Licensed Party from Distributors, customers, end users and other Third Parties for sales, leases, and other dispositions of Licensed Products, less (a) all trade, quantity, and cash discounts actually allowed, (b) all credits and allowances actually granted due to rejections, returns, recalls, rebates, charge backs, billing errors, retroactive price reductions, (c) tariffs, duties and similar governmental charges levied on or measured by sale of Licensed Products, (d) excise, sale and use taxes, and equivalent taxes to the extent not reimbursable, and (e) freight, transport, packing, handling, and insurance charges associated with transportation but, in each case except (b), only if: (x) separately invoiced or otherwise documented, in which case only to the extent such separate invoice or documentation directly links each such item of information for deduction to the relevant invoice as for the sale, lease or other disposition of the Licensed Product (via serial number or other means), or (y) if stated on the same invoice as for the sale, lease or other disposition of the Licensed Product. On sales of Licensed Products made in other than an arm’s length transaction, the value of the Net Sales attributed to such transaction will be equal to the Net Sales which would have been received in an arm’s length transaction, based on sales of like quantity and quality of Licensed Products sold on or about the time of the transaction; provided that Net Sales does not include transfers of reasonable quantities of Licensed Product to Third Parties for research or development of such Licensed Product or as product samples at cost (or less than cost). Net Sales does not include sale, lease, disposition or other transfer of Licensed Products among or between Company, any Affiliate and/or Sublicensees for the purpose of subsequent resale to a Third Party, but does include subsequent resale to such Third Party. For avoidance of doubt, Net Sales are calculated on sales by Licensed Party to Distributor, and not on the subsequent sale by Distributor.

Net Sales on Combination Products will be calculated by multiplying actual Net Sales of such Combination Products by the fraction A/(A+B), where “A” is the Net Sales price of the Licensed Product if sold or performed separately, and “B” is the Net Sales price of the other product, component or ingredient or service in the Combination Product if sold separately. If, on a country-by-country basis, the other product, component or ingredient or service in the Combination Product is not sold separately in said country, Net Sales on Combination Products shall be calculated by multiplying actual Net Sales of the Combination Product by the fraction A/C where “A” is the Net Sales price of the Licensed Product, if sold separately, and “C” is the Net Sales price of the Combination Product. If, on a country-by-country basis, neither the Licensed Product, nor the other product, component or ingredient or service in the Combination Product, is sold separately in said country, Net Sales for the purpose of determining Running Royalties of the Combination Product shall be determined in good faith by the parties.

1.14        “Unaffiliated Third Party” means an individual or entity other than University, Company, and/or Company’s Affiliates.

1.15        “Parties” means University and Company and “Party” means either University or Company.

1.16        “Patent Expenses” means all reasonable costs (including attorneys’ and application fees) incurred by University to apply for, prosecute and maintain Licensed Patents, including but not limited to the costs of interferences, oppositions, inter partes review, and re-examinations. Patent Expenses include reimbursement for in-house costs provided they are for activities that would otherwise have been performed by outside counsel at an equal or greater expense.

1.17        “Performance Milestone” means any of the milestones described in Section A2 “Performance Milestones” of attached Exhibit A “Exclusive License Schedule”.

1.18        “Performance Milestone Date” means the date by which a Performance Milestone is to be achieved as set forth in Section A2 “Performance Milestones” of attached Exhibit A “Exclusive License Schedule”, as such date may be extended pursuant to Section 5.1 “Performance Milestones” or otherwise agreed upon by the Parties.

Akoya Biosciences, Inc. / University of Washington Exclusive License Agreement UW CoMotion Ref. 43158A	Page 3 of 23

CONFIDENTIAL

1.19        “Permitted Sublicense” means any arm’s length agreement with a Third Party manufacturer or contract researcher/developer with whom Licensed Party contracts for manufacture or development of Licensed Products on Licensed Party’s behalf, and where such Third Party has no other rights with respect to the Licensed Rights other than to manufacture or develop on behalf of Licensed Party.

1.20        “Permitted Sublicensee” means a Third Party holding a Permitted Sublicense.

1.21        “Regulatory Agency” means the FDA or equivalent licensing agency in the applicable jurisdiction.

1.22        “Regulatory Approval” means approval of the applicable New Drug Application, Abbreviated New Drug Application, Biologics License Application, Premarket Approval Application, clearance of 510(k) Premarket Notification, or other similar approval or registration required under the U.S. Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder, or of a comparable foreign filing for marketing approval required by the applicable Regulatory Agency.

1.23        “Sales Report” means a report in substantially the form set forth in Exhibit B “Royalty Report Form”.

1.24        “Sublicense” means the grant by Company or a Sublicensee to an Unaffiliated Third Party of any license, option, first right to negotiate, or other right granted under the Licensed Rights, in whole or in part. The grant of the right to resell to a Distributor and the grant of a license or other right to use a Licensed Product to an end-user, where the end user has no other rights with respect to the Licensed Rights other than to be an end user of the Licensed Product, will not be a Sublicense and will be treated under Net Sales.

1.25        “Sublicensee” means an Unaffiliated Third Party holding a Sublicense under the Licensed Rights.

1.26        “Sublicense Consideration” means all consideration, including but not limited to upfront fees, milestone payments, maintenance fees, non-cash consideration, and premiums over Fair Market Value of stock, but excluding royalties on Net Sales received from each Sublicensee for the grant of a Sublicense.

For avoidance of doubt, consideration paid to Company by Sublicensees for the following shall not be deemed Sublicense Consideration: (a) documented bona fide performance of Licensed Product development work, research work, clinical studies and regulatory approvals performed by Company, pursuant to and as supported by an express agreement including a performance plan and commensurate budget, (b) for bona fide debt financing, other than conditional equity, warrants, and convertible debt, or bona fide loans made to Company by a Sublicensee, (c) investments in the Company at Fair Market Value, and/or (d) contractually required reimbursement of payment amounts otherwise due under this Agreement from Company to University for Patent Expenses pursuant to Section A3.5 “Patent Expense Payment” of Exhibit A, and (e) to the extent a milestone under Section A3.6 “Financial Milestones” of this Agreement is met by the Sublicensee, any pass-through payment to Company that ultimately comes to University for such financial milestone payment and (f) consideration in connection with an Acquisition.

1.27        “Territory” means Worldwide.

1.28        “Third Party” means an individual or entity other than University and Company.

1.29        “Valid Claim” means (a) a claim in an issued, unexpired United States or granted foreign patent included in the Licensed Patents that: (i) has not been held invalid, unpatentable, or unenforceable by a decision of a court or other governmental agency of competent jurisdiction and not subject to appeal (ii) has not been admitted to be invalid or unenforceable through reissue, inter partes review, disclaimer, or otherwise, (iii) has not been lost through an interference, reexamination, or reissue proceeding; or (b) a pending claim of a pending patent application included in the Licensed Patents.

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CONFIDENTIAL

2.             LICENSE GRANT. Subject to the terms and conditions of this Agreement:

2.1          Patent License. University hereby grants to Company an exclusive (subject only to any rights of the government described in Section 2.4 “The United States Government’s Rights” and to rights of University described in Article 3 “Rights of University; Limitations” license under the Licensed Patents to make, have made on Company’s behalf, use, offer to sell, sell, offer to lease or lease, import, or otherwise offer to dispose of Licensed Products in the Territory in the Field of Use. Unless otherwise terminated under Article 9 “Termination”, the term of this patent license will begin on the Effective Date and will continue until all Valid Claims expire or are held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken.

2.2          Sublicense Rights. Company has the right, exercisable during the term of this Agreement, to grant Sublicenses to its exclusively Licensed Rights under this Agreement. Company may grant Sublicensees the right to grant Sublicenses, but not the right to enforce Licensed Rights, solely within the scope of the rights granted to Company herein. For clarity, the preceding sentence does not preclude Sublicensees from joining an enforcement action brought by Company and/or University to enforce Licensed Rights. Company will remain responsible for its obligations under this Agreement. Except for Permitted Sublicensees, Company will ensure that the Sublicense agreement: (a) contains terms and conditions that require Sublicensee to comply with the terms and conditions of this Agreement applicable to Sublicensees, including a release substantially similar to that provided by Company in Section 10.1 “Company’s Release”; a warranty substantially similar to that provided by Company in Section 11.1 “Authority”; University disclaimers and exclusions of warranties under Sections 11.2.1 and 11.2.2 “General Disclaimers” and “Intellectual Property Disclaimers”; and limitations of remedies and damages substantially similar to those provided by Company in Sections 12.1 “Remedy Limitation” and 12.2 “Damage Cap”; (b) specifically incorporates provisions of this Agreement regarding obligations pertaining to indemnification, use of names and insurance binding Sublicensee to same extent as Company is bound in this Agreement. Company will provide University with a copy of the executed Sublicense, excluding any Permitted Sublicense agreement, within thirty (30) days after its execution. Company will not enter into any Sublicense agreement if the terms of such agreement are inconsistent in any material respect with the material terms of this Agreement. Any Sublicense made in violation of this Section 2.2 “Sublicense Rights” will be void and will constitute an event of default that requires remedy under Section 9.2 “Termination by University”.

2.3          Limitation of Rights. No provision of this Agreement grants to Company, by implication, estoppel or otherwise, any rights other than the rights expressly granted it in this Agreement under the Licensed Rights, including any license rights under any other University-owned technology, copyright, know-how, patent applications, or patents, or any ownership rights in the Licensed Rights.

2.4          The United States Government’s Rights. Inventions covered in the Licensed Patents arose, in whole or in part, from federally supported research and the federal government of the United States of America has certain rights in and to such inventions as those rights are described in Chapter 18, Title 35 of the United States Code and accompanying regulations, including Part 401, Chapter 37 of the Code of Federal Regulation. The Parties’ rights and obligations under this Agreement to any government-funded inventions, including the grant of license set forth in Section 2.1 “Patent License”, are subject to the applicable terms of the aforementioned United States laws.

2.5          Rights to Affiliates. Company may extend rights granted to Company under Section 2.1 “Patent License” to have some or all of Company’s rights under Section 2.1 exercised or performed by one or more of Company’s Affiliates (solely for as long as they fall under the definition of Affiliates) on Company’s behalf for Company’s benefit, provided that (a) Company is responsible for all acts of such Affiliates as if they were acts of the Company, and (b) Company reports to University pursuant to Section 13.9 “Notices” that such Affiliate will be exercising rights under this Agreement prior to such Affiliate exercising any such rights under this Agreement. For avoidance of doubt, Company may perform any obligation of Affiliate on Affiliate’s behalf.

Akoya Biosciences, Inc. / University of Washington Exclusive License Agreement UW CoMotion Ref. 43158A	Page 5 of 23

CONFIDENTIAL

3.             RIGHTS OF UNIVERSITY; LIMITATIONS

3.1          University’s Rights. University reserves all rights not expressly granted to Company under this Agreement. University retains for itself an irrevocable, nonexclusive license to practice Licensed Rights for research use only clinical purposes. University retains for itself and other not-for-profit academic research institutions, an irrevocable, nonexclusive license to practice Licensed Rights for academic research, instructional, or any other academic or non-commercial purpose.

Expressly included within University’s reservation of rights is to do the following in connection with academic research, instructional, or any other academic or non-commercial purposes:

(a)   to use the Licensed Rights in sponsored research or collaborative research with any Third Party, but not for any commercial purpose, and only to the extent that no such Third Party is granted any commercialization rights of any kind under the Licensed Rights or to commercialize Licensed Products,

(b)   to grant material transfer agreements to the extent that the use of such materials is restricted to academic research, teaching and or other scholarly activities, and

(c)   to publish any information included in the Licensed Rights or any other information that may result from University’s research.

3.2          Mandatory Sublicensing. If University is solicited by an Unaffiliated Third Party who wishes to license Licensed Patents for any field within the Field of Use that University reasonably believes is not being actively developed or commercialized by Company, any of its Sublicensees, or Company’s Affiliates, (hereinafter the “Sub-Field”), University shall so notify Company, and Company shall notify University in writing of the following: (1) whether Company has been engaged in Sublicensing negotiations with such Unaffiliated Third Party, (2) the terms of such Sublicense offered by Company to such Unaffiliated Third Party, and (3) the length of time over such negotiations have occurred. Company shall exercise one of the following options within ninety (90) days of Company’s receipt of University’s notification, unless Company provides written evidence to University’s reasonable judgment that Company has existing bona fide plans for developing a Licensed Product in the Sub-Field. For clarity, if any of Company’s then current Licensed Products fall under the scope of such Sub-Field then Company will be deemed to have fulfilled all its obligations under this Section 3.2 with respect to such Sub-Field.

3.2.1               Company Development Plan. Demonstrate to University’s reasonable satisfaction by submission of a new development plan inclusive of research and commercial milestones, an active research and development program for the development and commercialization of a Licensed Product in the Sub-Field.

3.2.2               Company Grant. Negotiate and enter into a Sublicense agreement with such Unaffiliated Third Party in the Sub-Field on commercially reasonable license terms; provided that the Unaffiliated Third Party has reasonably demonstrated it has adequate resources and a bona fide, detailed proposal to develop Licensed Product in the Sub-Field, and further provided that Company shall have fulfilled its obligations under this Subsection 3.2.2 if it has entered into such negotiations and the Unaffiliated Third Party cannot agree on commercially reasonable license terms to the extent University determines in its reasonable, good faith judgment, that the terms offered by Company to the Unaffiliated Third Party were commercially reasonable.

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3.2.3               University Direct Grant. If Company has not proceeded under either Subsection 3.2.1 or 3.2.2 within ninety (90) days of notification to Company by University (or such longer time as will be mutually agreed to by the parties in writing), University may directly grant a license to such Unaffiliated Third Party in the Sub-Field for the benefit of University exclusive of any benefit to Company.

3.3          Reservation of Rights for Humanitarian Purposes. Consistent with 35 U.S.C. §200 et seq., University retains the right to require Company to grant Sublicenses to responsible applicants in the Field of Use under the Licensed Patents on terms that are reasonable under the circumstances; or, if Company fails to grant a license, to grant the license itself. The exercise of these rights by University will only be in exceptional circumstances and only if University determines (a) the action is necessary to meet health or safety needs that are not reasonably satisfied by Company; or (b) the action is necessary to meet requirements for public use specified by federal regulations, and such requirements are not reasonably satisfied by Company. University will not require the granting of a sublicense, and will not grant the license itself, unless the responsible applicant has first negotiated in good faith with Company.

4.             APPLICATIONS AND PATENTS

4.1          Pre-Agreement Patent Filings and Licensed Product Sales. Company has reviewed the Licensed Patents and as of the Effective Date is not aware of any written challenge or dispute regarding the inventorship, validity, or enforceability of any of the claims made in the Licensed Patents. Company further represents that, as of the Effective Date, it has not and does not offer to sell or sell, offer to lease or lease, import, or otherwise offer to dispose or dispose of (a) any product or good that infringes (including under the doctrine of equivalents) a Valid Claim in any Licensed Patent, or (b) any product or good that is made using a process or machine that infringes (including under the doctrine of equivalents) a Valid Claim in a Licensed Patent.

4.2          Patent Prosecution Decisions. University and Company will consult on the preparation, filing and prosecution of the Licensed Patents including delivering to Company all written and electronic communications to and from all patent offices and foreign counsel, and provide summaries of oral communications with patent offices. Provided Company is in compliance with Section A3.5 “Patent Expense Payment” of Exhibit A “Exclusive License Schedule”, Company’s directions regarding patent preparation, filing and prosecution will be followed unless detrimental to University’s intellectual property rights. University and Company will consult prior to deciding in which countries to pursue patent protection and provided Company is in compliance with Section A3.5 “Patent Expense Payment” of Exhibit A, patents will be filed in all countries Company designates. University will remain the client of record, and may at its own expense instruct patent counsel to take actions necessary to protect University’s intellectual property rights, if in University’s reasonable opinion, Company actions will result in a loss of rights; provided that for any such actions, if Company declines to reimburse University pursuant to Section A1.1 “Licensed Patents” of Exhibit A, those applications and resultant patents will not be subject to this Agreement. In no event will Company file a patent application where all of the inventors are under University policy obligated to assign their rights in such patent application to University. In no event shall Company file a patent application where one or more, but not all, of the inventors are under University policy obligated to assign their rights in such patent application to University without University’s prior consent which shall not be unreasonably withheld or delayed.

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5.             COMMERCIALIZATION

5.1          Performance Milestones. Company and its Affiliates will, directly or through its Sublicensees, use its commercially reasonable efforts, consistent with sound and reasonable business practices and judgment, to commercialize the Licensed Rights and to make and sell Licensed Products as soon as practicable and to maximize sales thereof. Unless an extension is provided due to an Event of Force Majeure during the term of this Agreement, Company shall perform, or shall cause to happen or be performed, the Performance Milestones in accordance with the Performance Milestone Dates. Upon the occurrence of an Event of Force Majeure, the Performance Milestones and Performance Milestone Dates shall be equitably adjusted to accommodate the Event of Force Majeure.

5.2          Covenants Regarding the Manufacture of Licensed Products. Company hereby covenants and agrees that the manufacture, use, sale, or transfer of Licensed Products will comply with all applicable federal and state laws, including all federal export laws and regulations. Company hereby further covenants and agrees that, to the extent required by 35 United States Code Section 204, it shall, and it shall cause each Sublicensee, to substantially manufacture in the United States of America all products embodying or produced through the use of an invention that is subject to the rights of the federal government of the United States of America, unless a written waiver is duly obtained from the applicable United States governmental agency. University will apply to the applicable United States governmental agency for a waiver to such requirements; provided, however, that Company provides any and all information and documentation required by such applicable United States governmental agency in sufficient quality and detail, and in a timely fashion.

5.3          Commercialization Reports. Throughout the term of this Agreement and during the Sell-Off Period, and within thirty (30) days of December 31st of each year, Company will deliver to University written reports of Company’s and Sublicensees’ efforts and plans to develop and commercialize the innovations covered by the Licensed Rights and to make and sell Licensed Products. Company will have no obligation to prepare commercialization reports in years where (a) Company delivers to University a written Sales Report with active sales, and (b) Company has fulfilled all Performance Milestones. In relation to each of the Performance Milestones each commercialization report will include sufficient information to demonstrate compliance of those Performance Milestones and will set out timeframes and plans for those Performance Milestones which have not yet been met. Throughout the term of this Agreement, Company shall provide the names and sufficient contact information to identify any Permitted Sublicensees within thirty (30) days of University’s request.

6.             PAYMENTS, REIMBURSEMENTS, REPORTS, AND RECORDS

6.1          Payments. Company will deliver to University the payments specified in Section A3 “Payments” of attached Exhibit A “Exclusive License Schedule”. All Payments are non-refundable. Company will make such payments by check, wire transfer, or any other mutually agreed-upon and generally accepted method of payment. All checks to University will be made payable to “University of Washington” and will be mailed to the address specified in Section 13.9 “Notices” and will reference the University agreement number 43158A. All wire or electronic fund transfers must be confirmed via email referencing the above agreement number to: ipfin@uw.edu

Wire transfers: Bank of America, Washington University Branch Seattle WA, 98105-4412 Acct # 62762208, ABA # 0260-0959-3 RE: CoMotion 65-9501 ($30.00 for wire transfer fee must be included)

Electronic Fund Transfer (ACH):

Bank of America, Washington

University Branch

Seattle WA, 98105-4412

Acct # 62762208, ABA # 125000024

RE: CoMotion 65-9501

($30.00 for fund transfer fee must be included)

6.2          Currency and Checks. All computations and payments made under this Agreement will be in United States dollars. The exchange rate for the currency into dollars as reported in The Wall Street Journal as the New York foreign exchange mid-range rate on the last business day of the month in which the transaction was entered into will be used for determining the dollar value of transactions conducted in non-United States dollar currencies.

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6.3          Late Payments. University may charge Company a late fee for all amounts owed to University that are more than thirty (30) days overdue. The late fee will be computed as the United States prime rate plus two percent (2%), compounded monthly, as set forth by The Wall Street Journal (Western edition) on the date on which the payment is due, of the outstanding, unpaid balance. The payment of a late fee will not foreclose or limit University from exercising any other rights it may have as a consequence of the lateness of any payment.

6.4          Sales Reports. Within thirty (30) days after the last day of each calendar quarter commencing the calendar quarter after the Company effects its first commercial sale of a Licensed Product and during the term of this Agreement and the Sell-Off Period, Company will deliver to University the Sales Report setting forth the number of and Net Sales amount (expressed in U. S. dollars) of all sales, leases, or other dispositions of Licensed Products, whether made by Company or a Sublicensee, during such calendar quarter. Included in each sales report will be the name of each Distributor, and the number and type of Licensed Product sold, leased, or otherwise provided to such Distributor. Company will deliver a written Sales Report to University even if Company is not required hereunder to pay to University a royalty payment during the calendar quarter. Company shall provide the names of Permitted Sublicensees within 30 days at University’s request.

6.5          Books and Records. Throughout the term of this Agreement and for five (5) years thereafter, Company, at its expense, will keep and maintain and shall cause each Sublicensee other than Permitted Sublicensees to keep and maintain complete and accurate records of all sales, leases, and other dispositions of Licensed Products and all other records related to this Agreement.

6.5.1               Audit Rights. Company will permit at the request of University (not to be made more than once in any given calendar year), one or more independent, certified accountants selected by University and reasonably acceptable to Company (which acceptance shall not be unreasonably withheld or delayed) (“Accountants”) to have access to Company’s records and books of account pertaining to calculation of Net Sales and payment of any other amounts owed under this Agreement. Accountants’ access will be during ordinary working hours to audit Company’s records for any payment period ending prior to such request, the correctness of any Sales Report or payment made under this Agreement, or to obtain information as to the payments due for any period in the case of failure of Company to report or make payment under the terms of this Agreement or to verify Company’s compliance with its payment obligations hereunder. Accountants will sign Company’s standard non-disclosure agreement provided it is reasonable to the industry in which Company operates. Company shall cause each Sublicensee, other than Permitted Sublicensees, that manufactures, sells, leases, or otherwise disposes of Licensed Products on behalf of Company to grant University the right to inspect and audit Sublicensee’s records.

6.5.2               Scope of Disclosure. Accountants will not disclose to University any information relating to the business of Company except that which is necessary to inform University of: (a) the accuracy or inaccuracy of Company’s Sales Reports and payments; (b) compliance or noncompliance by Company with the terms and conditions of this Agreement; or (c) the extent of any inaccuracy or noncompliance. A copy of the Accountants’ report will be provided to Company.

6.5.3               Accountant Copies. If Accountants believe there is an inaccuracy in any of Company’s payments or noncompliance by Company with any terms and conditions, Accountants will have the right to make and retain copies (including photocopies) of any pertinent portions of the records and books of account.

6.5.4               Costs of Audit. If Company’s royalties calculated for any calendar year quarterly period are under-reported by more than three percent (3%), the costs of any audit and review initiated by University will be borne by Company; otherwise, University shall bear the costs of any audit initiated by University.

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7.             INFRINGEMENT

7.1          Notice of Third Party’s Infringement. If a Party learns of substantial, credible evidence that a Third Party is infringing exclusively Licensed Rights, that Party will promptly deliver written notice of the possible infringement to the other Party, describing in detail the relevant information to which that Party has access or control suggesting infringement of the exclusively Licensed Rights.

7.2          Company’s First Right to Enforce. During the term of this Agreement, Company has the first right to respond to, defend, and prosecute in its own name, and at its own expense, actions or suits relating to the exclusively Licensed Rights. University may request in writing that Company take action against known infringer. If required by law or otherwise legally necessary for such action to proceed, Company may request that University be joined as a party plaintiff and University will consider such request in good faith, such request not to be unreasonably denied or delayed, provided that (a) Company must notify University at least 10 days before Company wishes to file suit, (b) Company will reimburse University for all reasonable legal fees and costs incurred by University in connection with such action, and (c) University is not the first named party in the action. Company will not settle any suits or actions in any manner relating to the Licensed Rights that is detrimental to the University or to the scope or validity of Licensed Rights, without obtaining the prior written consent of University, which consent shall not be unreasonably withheld or delayed.

7.3          Distributions. Out of any Sublicense fees, royalties, damages, awards, or settlement proceeds from any settlement or judgment for infringement of Licensed Rights, Company is allowed to first recover its reasonable attorney’s fees and other out-of-pocket expenses directly related to any action, suit, or settlement for infringement of the Licensed Rights. Any payment by an alleged infringer that, under the terms of the applicable settlement agreement or judgment, (a) constitutes consideration for Net Sales of infringing product (or an equivalent characterization in the nature of a product royalty) will be handled according to the payment provisions in Section A3.2 “Running Royalty Payments”, and (b) constitutes consideration for the grant of a Sublicense (or an equivalent characterization) will be handled according to Section A3.7 “Sublicense Consideration” of Exhibit A. Any remaining proceeds will be distributed seventy-five percent (75%) to Company and twenty-five percent (25%) to University.

7.4          Limitation on Infringement Actions. Excluded from the rights granted herein is the right to bring an infringement action against a not-for-profit entity for infringement of the Licensed Rights in carrying out not-for-profit research.

7.5          University Right to Institute Action. If Company fails, within ninety (90) days of learning of an alleged infringer of exclusively Licensed Rights, to secure cessation of the infringement, institute suit against the infringer, or to provide to University satisfactory evidence that Company is engaged in bona fide negotiations for the acceptance by infringer of a Sublicense to the relevant Licensed Rights, then University may, upon written notice to Company, assume full right and responsibility to secure cessation of the infringement or institute suit against the infringer, or secure acceptance of a Sublicense by Company from the alleged infringer in the relevant Licensed Patents. Before commencing such action, University shall consult with Company concerning, among other things, the advisability of bringing suit, the selection of counsel, and the jurisdiction for such action. Although University shall use reasonable efforts to consider the views of Company regarding the proposed action, including without limitation with respect to potential effects on Company’s interest in the Licensed Patents, University is not obligated to accept Company’s position. If University, in accordance with the terms and conditions of this Agreement, chooses to institute suit against an alleged infringer, University may bring such suit in its own name (or, if required by law, in its and Company’s name) and at its own expense, and Company will, but at University’s expense for Company’s direct associated expenses, fully and promptly cooperate and assist University in connection with any such suit. All license fees, royalties, damages, awards, or settlement proceeds arising from such a University-initiated action will be solely for the account of University.

7.6          No Obligation to Institute Action. Neither Company nor University is obligated under this Agreement to institute or prosecute a suit against any alleged infringer of the Licensed Rights.

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8.             LICENSED RIGHTS VALIDITY

8.1          Notice and Investigation of Third Party Challenges. If any Third Party challenges the validity or enforceability of any of the Licensed Rights, the Party having such information will immediately notify the other Party.

8.2          Tender to University of Third Party Actions. In the event of Third Party legal action challenging the validity or enforceability of any of the Licensed Rights, Company shall have the first right to assume and control the defense of the such Licensed Rights at Company’s expense. If Company fails to take action defending such Licensed Rights, to University’s reasonable satisfaction, within sixty (60) days of first becoming aware of said challenge or at any time thereafter fails to defend such Licensed Rights to University’s reasonable satisfaction, University shall have the right to assume and control the sole defense of the claim at University’s expense. Company shall not settle any suits or actions in any manner relating to the Licensed Rights without obtaining the prior written consent of University.

8.3          Enforceability of Licensed Rights. Notwithstanding challenge by any Third Party, any Licensed Right will be enforceable under this Agreement until such Licensed Right is determined to be invalid.

9.             TERMINATION

9.1          End of Term. This Agreement will expire, unless terminated earlier as provided in this Article 9 “Termination”, without further action by the Parties, when all Licensed Rights have terminated pursuant to Article 2 “License Grant”, and all obligations due to University based on the exercise of such Licensed Rights have been fulfilled.

9.2          Termination by University. If Company materially breaches or fails to perform one or more of its material duties under this Agreement, University may deliver to Company a written notice of default. University may terminate this Agreement by delivering to Company a written notice of termination if the default has not been cured in full within sixty (60) days of the delivery to Company of the notice of default.

9.3          Events of Default. University may terminate this Agreement by delivering to Company a written notice of termination at least ten (10) days prior to the date of termination if Company (i) becomes insolvent; (ii) voluntarily files or has filed against it a petition under applicable bankruptcy or insolvency laws that Company fails to have released within thirty (30) days after filing; (iii) proposes any dissolution, composition, or financial reorganization with creditors or if a receiver, trustee, custodian, or similar agent is appointed; (iv) makes a general assignment for the benefit of creditors; or (v) if Company challenges the validity of the Licensed Patents.

9.4          Termination by Company. Company may terminate this Agreement at any time by delivering to University a written notice of termination at least sixty (60) days prior to the effective date of termination.

9.5          Effect of Termination. Upon termination of this Agreement, the Licensed Rights granted (including any and all rights granted under the Licensed Rights to Sublicensees including Permitted Sublicensees) will terminate. However, no end-user rights shall terminate as a result of termination of this Agreement. Company’s obligations that have accrued prior to the effective date of termination or expiration of this Agreement (including but not limited to the obligations under Article 6 “Payments, Reimbursements, Reports, and Records” will survive termination of this Agreement. Sublicenses will terminate unless converted into a direct license with University pursuant to Section 9.7 “Sublicenses After Termination”. Notwithstanding any such termination of this Agreement, subject to being in compliance with Article 6 “Payments, Reimbursements, Reports, and Records” of this Agreement at the time of termination, and subject to ongoing compliance with obligations under Article 6 “Payments, Reimbursements, Reports, and Records”, Company and any Sublicensees and Distributors may sell or otherwise dispose of existing inventory of Licensed Products for a period of one hundred eighty (180) days after the effective date of termination of this Agreement (“Sell-Off Period”). Company will provide notification if Company, or any Sublicensees or Distributors, will be exercising their rights to continue selling inventory pursuant to the Sell-Off Period.

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9.6          Final Report to University. Within sixty (60) days after the end of the calendar quarter following either the expiration or termination of either this Agreement or the Sell-Off Period, whichever is later, Company will submit a final Sales Report to University. Any payment obligations accrued prior to such termination or expiration, including those incurred but not yet paid, will become due and payable at the same time as this final Sales Report is due to University.

9.7          Sublicenses After Termination. At any time within thirty (30) days following termination of this Agreement, a Sublicensee may notify University that it wishes to enter into a direct license with University in order to retain its rights to the Licensed Rights granted to it under its Sublicense (such 30-day period following termination, the “Initial Notice Period”). Following receipt of such notice, University and Sublicensee will enter into a license agreement the terms of which will be substantially similar to the terms of this Agreement. The scope of the direct license, the licensed territory, and the duration of the license grant will be comparable to the corresponding terms granted by Company to such Sublicensee, provided that such Sublicensee will be granted at least the same scope of rights as it obtained from Company under its Sublicense. For the sake of clarity, the financial terms, including without limitation, the running royalty rate and milestone payments, will be identical to the corresponding financial terms set forth in this Agreement. Notwithstanding the foregoing, each Sublicensee’s right to enter into such direct license will be conditioned upon:

9.7.1               Written Notification to University. Such Sublicensee informing University in writing, pursuant to Section 13.9 “Notices”, that it wishes to enter into such direct license with University, within the Initial Notice Period;

9.7.2               Sublicensee in Good Standing. Such Sublicensee being in good standing with Company under its Sublicense, and such Sublicense not being the subject of a dispute between Sublicensee and Company, or between Company and University under this Agreement;

9.7.3               Valid Sublicense. Such Sublicense having been validly entered into by Company and Sublicensee pursuant to the terms of Section 2.2 “Sublicense Rights”;

9.7.4               Sublicensee Certification that Conditions are Satisfied. Such Sublicensee using reasonable efforts to certify or otherwise demonstrate that the conditions set forth in Subsections 9.7.1 “Written Notification to University”, 9.7.2 “Sublicensee Good Standing”, and 9.7.3 “Valid Sublicense” have been met within thirty (30) days of expiration of the Initial Notice Period (or within such longer period of time as University agrees is reasonable under the circumstances, based on the nature and extent of any documentation reasonably requested by University); and

9.7.5               Time Limitations. Unless mutually agreed by the Parties in writing, such negotiations for a direct license are not to exceed ninety (90) days from the end of the Initial Notice Period.

University may, at its sole discretion, waive any of these requirements. If all of the conditions set forth in this Section 9.7 “Sublicenses After Termination” are met, then Sublicensee will be granted such direct license by University. If any condition set forth in this Section 9.7 “Sublicenses After Termination” is not met, then after expiration of any time period granted to Sublicensee with respect to meeting such condition [for example and to the extent applicable, the Initial Notice Period and/or the periods described in Subsections 9.7.4 “Sublicensee Certification that Conditions are Satisfied” and 9.7.5 “Time Limitations”, Sublicensee will not practice Licensed Rights except as provided for in Section 9.5 “Effect of Termination” and University will be free to license or not license Licensed Rights to such Sublicensee according to University’s sole discretion.

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10.          RELEASE, INDEMNIFICATION, AND INSURANCE

10.1        Company’s Release. For itself and its employees, Company hereby releases University and its regents, employees, and agents forever from any suits, actions, claims, liabilities, demands, damages, losses, or expenses (including reasonable attorneys’ and investigative expenses) relating to or arising out of (a) the manufacture, use, lease, sale, or other disposition of a Licensed Product; or (b) the assigning or sublicensing of Company’s rights under this Agreement.

10.2        Indemnification. Company will indemnify, defend, and hold harmless University and its regents, employees, and agents (each, an “Indemnitee”) from all Third Party suits, actions, claims, liabilities, demands, damages, losses, or expenses (including reasonable attorneys’ and investigative expenses), based on University’s role in developing or licensing Licensed Rights and relating to or arising out of Company’s or Sublicensees’ exercise of any rights with respect to Licensed Products, including, without limitation, personal injury, property damage, breach of contract and warranty and products-liability claims relating to a Licensed Product and claims brought by a Sublicensee (each, a “Claim”), provided that the Company will not have obligations to the extent resulting from the University’s gross negligence or willful misconduct.

10.2.1            In the event of a Claim, the Indemnitee against whom a Claim is brought will: (a) give Company written notice of the Claim within a reasonable period of time after such Indemnitee receives notice thereof along with sufficient information for Company to identify the Claim; and (b) cooperate and provide such assistance (including, without limitation, testimony and access to documentation within the possession or control of such Indemnitee) as Company may reasonably request in connection with Company’s defense, settlement and satisfaction of the Claim. Company will pay or reimburse all costs and expenses reasonably incurred by such Indemnitee to provide any such cooperation and assistance. Any settlement that would admit liability on the part of University or that would involve any relief other than the payment of monetary damages will be subject to the approval of University, such approval not to be unreasonably withheld.

10.3        Company’s Insurance.

10.3.1            General Insurance Requirement. Throughout the term of this Agreement, or during such period as the Parties will agree in writing, Company will maintain, and shall cause each Sublicensee to maintain, in full force and effect commercial general liability (CGL) insurance and product liability insurance, with single claim limits consistent with industry standards. Such insurance policy will include coverage for claims that may be asserted by University against Company under Section 10.2 “Indemnification”. Such insurance policy will name the Board of Regents of the University of Washington as an additional insured and will require the insurer to deliver written notice to University at the address set forth in Section 13.9 “Notices”, at least thirty (30) days prior to the termination of the policy. Company will deliver to University a copy of the certificate of insurance for such policy.

10.3.2            Clinical Trial Liability Insurance. Within thirty (30) days prior to the initiation of human clinical trials with respect to Licensed Product(s), Company will provide to University certificates evidencing the existence and amount of clinical trials liability insurance. Company will issue irrevocable instructions to its insurance agent and to the issuing insurance company to notify University of any discontinuance or lapse of such insurance not less than thirty (30) days prior to the time that any such discontinuance is due to become effective. Company will provide University a copy of such instructions upon their transmittal to the insurance agent and issuing insurance company. Company will further provide University, at least annually, proof of continued coverage.

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11.          WARRANTIES

11.1        Authority. Each Party represents and warrants to the other Party that it has full power and authority to execute, deliver, and perform this Agreement, and that no other proceedings by such Party are necessary to authorize the Party’s execution or delivery of this Agreement.

11.2        Disclaimers.

11.2.1            General Disclaimers. University innovation has been developed as part of research conducted at University. University innovation is experimental in nature and is made available “AS IS,” without obligation by University to provide accompanying services or support except as specified in this Agreement. The entire risk as to the quality and performance of University innovation is with Company. EXCEPT FOR THE EXPRESS WARRANTY SET FORTH IN SECTION 11.1 “Authority” OF THIS AGREEMENT, UNIVERSITY DISCLAIMS AND EXCLUDES ALL WARRANTIES, EXPRESS AND IMPLIED, CONCERNING EACH LICENSED RIGHT AND EACH LICENSED PRODUCT, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF NON-INFRINGEMENT AND THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

11.2.2            Intellectual Property Disclaimers. University expressly disclaims any warranties concerning and makes no representations: (a) that the Licensed Patent(s) will be approved or will issue; (b) concerning the validity or scope of any Licensed Right; or (c) that the practice of Licensed Rights, or the manufacture, use, sale, lease or other disposition of a Licensed Product will not infringe or violate a Third Party’s patent, copyright, or other intellectual property right.

12.          DAMAGES

12.1        Remedy Limitation. EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, (A) IN NO EVENT WILL UNIVERSITY BE LIABLE FOR PERSONAL INJURY OR PROPERTY DAMAGES ARISING IN CONNECTION WITH THE ACTIVITIES CONTEMPLATED IN THIS AGREEMENT AND (B) IN NO EVENT WILL EITHER PARTY BE LIABLE FOR LOST PROFITS, LOST BUSINESS OPPORTUNITY, INVENTORY LOSS, WORK STOPPAGE, LOST DATA OR ANY OTHER RELIANCE OR EXPECTANCY, INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, OF ANY KIND.

12.2        Damage Cap. IN NO EVENT WILL UNIVERSITY’S TOTAL LIABILITY FOR THE BREACH OR NONPERFORMANCE OF THIS AGREEMENT EXCEED THE AMOUNT OF PAYMENTS PAID TO UNIVERSITY UNDER ARTICLE 6 “PAYMENTS, REIMBURSEMENTS, REPORTS, AND RECORDS”. THIS LIMITATION WILL APPLY TO CONTRACT, TORT, AND ANY OTHER CLAIM OF WHATEVER NATURE.

13.          GENERAL PROVISIONS

13.1        Amendment and Waiver. This Agreement may be amended from time to time only by a written instrument signed by the Parties. No term or provision of this Agreement will be waived, and no breach excused, unless such waiver or consent is in writing and signed by the Party claimed to have waived or consented. No waiver of a breach will be deemed to be a waiver of a different or subsequent breach.

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13.2        Assignment. The rights and licenses granted by University in this Agreement are personal to Company and Company will not assign its interest or delegate its duties under this Agreement without the written consent of University; any such assignment or delegation made without written consent of University will not release Company from its obligations under this Agreement. Notwithstanding the foregoing, Company, without the prior approval of University, may extend all, but no less than all, of its rights and delegate all, but no less than all, of its duties under this Agreement to a Third Party provided that: (a) the assignment is made to such Third Party as a part of and in connection with an Acquisition, (b) Company obtains from such Third Party written agreement to honor all obligations under this Agreement accrued by Company before Acquisition and all obligations under this Agreement to accrue by such Third Party assignee after Acquisition, and (c) Company provides written notice to University of the Acquisition, together with a substitution of parties document or copy of the assignment confirming compliance with (b) above, no later than thirty (30) days after the close of the Acquisition. Any assignment made in violation of this Section 13.2 “Assignment” is void and will constitute an act of breach that requires remedy under Section 9.2 “Termination by University”. This Agreement will inure to the benefit of Company and University and their respective permitted assignees and trustees.

13.3        Confidentiality.

13.3.1            Form of Transfer. Confidential Information may be conveyed in tangible or intangible form. Disclosing Party must clearly mark its Confidential Information “confidential”. If disclosing Party communicates Confidential Information in non-written form, it will reduce such communications to writing, clearly mark it “confidential”, and provide a copy to receiving Party within thirty (30) days of original communication at the address in Section 13.9 “Notices”. Any business information delivered by Company as required under this Agreement shall be deemed marked “confidential”, whether or not such confidential marking appears.

13.3.2            No Unauthorized Disclosure of Confidential Information. Beginning on the Effective Date and continuing throughout the term of this Agreement and thereafter for a period of five (5) years, receiving Party will not disclose or otherwise make known or available to any Third Party any of disclosing Party’s Confidential Information, without the express prior written consent of disclosing Party. Notwithstanding the foregoing, receiving Party will be permitted to disclose Confidential Information of disclosing Party to (i) actual or potential investors, lenders, consultants, advisors, collaborators, Sublicensees, or development partners, which disclosure will be made under conditions of confidentiality and limited use and (ii) its attorney or agent as reasonably required. In no event will receiving Party incorporate or otherwise use disclosing Party’s Confidential Information in connection with any patent application filed by or on behalf of receiving Party. Receiving Party will restrict the use of disclosing Party’s Confidential Information to uses exclusively in accordance with the terms of this Agreement. Receiving Party will use reasonable procedures to safeguard disclosing Party’s Confidential Information. In the case where Company is the receiving Party, Company’s confidentiality obligations will also apply equally to Sublicensees.

13.3.3            Access to University Information. University is an agency of the state of Washington and is subject to the Washington Public Records Act, RCW 42.56 et seq., (“Act”), and no obligation assumed by University under this Agreement will be deemed to be inconsistent with University’s obligations as defined under the Act and as interpreted by University in its sole discretion. If University receives a request for public records under the Act for documents containing Company’s Confidential Information, and if University concludes that the documents are not otherwise exempt from public disclosure, University will provide Company notice of the request before releasing such documents. Such notice will be provided in a timely manner to afford Company sufficient time to review such documents and/or seek a protective order, at Company’s expense utilizing the procedures described in RCW 42.56.540. University will have no other obligation to protect Company’s Confidential Information from disclosure in response to a request for public records.

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13.3.4            Disclosure as Required by Law. The receiving Party will have the right to disclose the other Party’s Confidential Information as required by law or valid court order, provided that the receiving Party will inform the Party who owns such Confidential Information prior to such disclosure, will cooperate with the such other Party’s efforts to limit or avoid disclosure, and will limit the scope and recipient of disclosure to that required by such law or court order.

13.4        Consent and Approvals. Except as otherwise expressly provided in this Agreement, all consents or approvals required under the terms of this Agreement must be in writing and will not be unreasonably withheld or delayed.

13.5        Construction. The headings preceding and labeling the sections of this Agreement are for the purpose of identification only and will not in any event be employed or used for the purpose of construction or interpretation of any portion of this Agreement. As used herein and where necessary, the singular includes the plural and vice versa, and masculine, feminine, and neuter expressions are interchangeable, and the word “including” shall mean “including, without limitation”.

13.6        Enforceability. If a court of competent jurisdiction adjudges a provision of this Agreement unenforceable, invalid, or void, such determination will not impair the enforceability of any of the remaining provisions hereof and the provisions will remain in full force and effect.

13.7        No Third-Party Beneficiaries. No provision of this Agreement, express or implied, confers upon any person other than the Parties to this Agreement any rights, remedies, obligations, or liabilities hereunder. No Sublicensee will have a right to enforce or seek damages under this Agreement.

13.8        Language. Unless otherwise expressly provided in this Agreement, all notices, reports, and other documents and instruments that a Party elects or is required by the terms of this Agreement to deliver to the other Party will be in English.

13.9        Notices. All notices, requests, and other communications that a Party is required or elects to deliver will be in writing and will be delivered personally, or by facsimile or electronic mail (provided such delivery is confirmed), or by a recognized overnight courier service or by United States mail, first-class, certified or registered, postage prepaid, return receipt requested, to the other Party at its address set forth below or to another address as a Party may designate by notice given under this Section 13.9 “Notices”:

If to University:	UW CoMotion ATTN: Director, Innovation Development 4545 Roosevelt Way NE, Suite 400 Seattle, WA 98105 Facsimile No.: 206-685-4767

If to Company:

Akoya Biosciences, Inc.

Attn: Brian McKelligon, CEO

1505 O’Brien Drive, Suite A-1

Menlo Park, CA 94025

E-mail: bmckelligon@akoyabio.com

CC:

Wilson Sonsini Goodrich and Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attn: Vern Norviel (which shall not constitute notice)

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13.10      Proprietary Markings. Company will mark all material forms of Licensed Products or packaging pertaining thereto made and sold by Company in the United States with patent marking conforming to 35 U.S.C. §287(a), as amended from time to time. All Licensed Product(s) shipped to or sold in other countries will be marked in such a manner as to provide notice to potential infringers pursuant to the patent law and practice of the country of manufacture or sale.

13.11      Use of University’s Name and Trademarks or the Names of University Faculty, Staff, or Students. No provision of this Agreement grants Company or Sublicensee any right or license to use the name or trademarks of University or the names or identities of any member of the faculty, staff, or student body of University. Notwithstanding the foregoing, Company may provide factual information regarding the existence of this Agreement.

13.12      Publicity. The Parties will cooperate with one another to review and respond to any press release or similar communication proposed by the other Party regarding the non-confidential subject matter of this Agreement. The specific content and timing of such press releases or similar communication is subject to mutual agreement by the Parties, which will not be unreasonably withheld. Further, University and Company will issue a joint press release regarding this Agreement, subject to both Party’s review and approval of the specific content thereof, and such press release will include specific mention of the contributions of University personnel and University in developing the technology in a prominent portion of the press release. Company will provide University with appropriate quotes for such press release. University may post the press release in digital and print publications as well as on University’s own website.

13.13      Relationship of Parties. In entering into, and performing their duties under, this Agreement, the Parties are acting as independent contractors and independent employers. No provision of this Agreement will create or be construed as creating a partnership, joint venture, or agency relationship between the Parties. No Party will have the authority to act for or bind the other Party in any respect.

13.14      Relationship with Principal Investigator. Company acknowledges that Principal Investigator is employed by University and has certain pre-existing obligations to University, including obligations with respect to disclosure and ownership of intellectual property and obligations arising from sponsored research agreements between University and Third Parties. Accordingly, Company agrees that to the extent that any consulting agreement between Company and Principal Investigator is inconsistent with any of Principal Investigator’s obligations to University, including the reporting of all inventions developed while employed by University (regardless of where arising) and including contractual obligations arising under any sponsored research agreements between University and Third Parties, then Principal Investigator’s obligations to University will prevail and to such extent any inconsistent provisions of such consulting agreement will be deemed inapplicable and unenforceable.

13.15      Security Interest. In no event will Company grant, or permit any person to assert or perfect, a security interest in the Licensed Rights; however, Company may grant or permit a security interest in the Company’s rights under this Agreement.

13.16      Survival. The obligations specified in Article 6 “Payments, Reimbursements, Reports, and Records” will survive termination of this Agreement provided Reports will not be required for any period in which there are no Net Sales other than the final report due under Section 9.6 “Final Report to University”. The obligations and rights set forth in Article 9 “Termination”; Article 10 “Release, Indemnification, and Insurance”; Article 11 “Warranties”; Article 12 “Damages”; Section 13.3 “Confidentiality”, Section 13.16 “Survival”, Section 13.18 “Applicable Law”, and Section 13.19 “Forum Selection” will survive the termination or expiration of this Agreement.

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13.17      Collection Costs and Attorneys’ Fees. If a Party fails to perform an obligation or otherwise breaches one or more of the terms of this Agreement, the other Party may recover from the non-performing breaching Party all its costs (including actual attorneys’ and investigative fees) to enforce the terms of this Agreement.

13.18      Applicable Law. The internal laws of the state of Washington will govern the validity, construction, and enforceability of this Agreement, without giving effect to the conflict of laws principles thereof.

13.19      Forum Selection. Any suit, claim, or other action to enforce the terms of this Agreement will be brought exclusively in the state and federal courts of King County, Washington. Company hereby submits to the jurisdiction of that court and waives any objections it may have to that court asserting jurisdiction over Company or its assets and property.

13.20      Counterparts. This Agreement may be executed by facsimile and in identical counterparts, each of which (including signature pages) will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile, scanned, or photocopied signature (and any signature duplicated in another similar manner) identical to the original will be considered an original signature.

13.21      Entire Agreement. Company has evaluated the Licensed Rights under an Exclusive Option Agreement (“Exclusive Option Agreement”) with University (UW ref: 42407A), dated March 1, 2018. This Agreement (including all attachments, exhibits, and amendments) is the final and complete understanding between the Parties concerning licensing the Licensed Rights. This Agreement supersedes any and all prior or contemporaneous negotiations, representations, and agreements, whether written or oral, concerning the Licensed Rights. However, the obligations of nondisclosure for Confidential Information disclosed under the Exclusive Option Agreement will survive as determined by the Exclusive Option Agreement. Confidential Information disclosed under this Agreement will be governed by the terms of this Agreement. This Agreement may not be modified in any manner, except by written agreement signed by an authorized representative of both Parties.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized representatives.

University of Washington		University of Washington

By:	s/ Fiona Wills	By:	s/ Brian McKelligon

Name:	Fiona Wills	Name:	Brian McKelligon

Title:	Director, Innovation Development	Title:	CEO

Date:	6/28/2018	Date:	6/28/2018
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Exhibit A

Exclusive License Schedule

A1. Licensed Rights:

A1.1 Licensed Patents:

UW Reference #	Patent Serial #	Priority Date	Type	Status
[***]	US8,946,389	4/25/2011	US Nonprovisional	Issued
[***]	US9,376,717	4/25/2011	US Nonprovisional	Issued

A2. Performance Milestones (Section 5.1 “Performance Milestones”): Company or any of its Sublicensees will meet the following Performance Milestones for Licensed Products in the Field of Use:

Performance Milestone
A2.1 Performance Milestone 1 (“MS1”)	Build and test Licensed Product prototype commercial units and complete pre-commercial software package by March 31, 2019
A2.2 Performance Milestone 2 (“MS2”)	First Commercial Sale of a Licensed Product will be achieved by January 1, 2020.
A2.3 Performance Milestone 3 (“MS3”)	First Commercial Sale with respect to Licensed Product to a CLIA certified clinical laboratory for clinical use will be achieved by January 1, 2021.
A2.4 Performance Milestone 4 (“MS4”)	Cumulative sales of Licensed Products of $[***] will be achieved by January 1, 2022.
A2.5 Performance Milestone 5 (“MS5”)	First Commercial Sale with respect to a Licensed Product for detection of non-protein analytes will be achieved by July 1, 2023.

A3. Payments (Section 6.1):

A3.1       Up-front Payment. Company shall pay to University within 14 days of the Effective Date fifteen thousand US dollars ($[***]) as an up-front payment. This up-front payment shall be non-refundable and not creditable against future royalty obligations.

A3.2       Running Royalty Payments. Company will pay to University within thirty (30) days after the last day of each calendar quarter during the term of this Agreement an amount equal to two and three quarters of a percent ([***]%) of Net Sales during such quarter as a running royalty payment.

A3.2.1       Unaffiliated Third Party Royalties. If Company or its Sublicensees are required to pay royalties to an Unaffiliated Third Party based on Company’s or such Sublicensee’s manufacture, use, offer for sale, sale or import of Licensed Product subject to one or more patents of such Unaffiliated Third Party that create a total royalty burden for the Licensed Product of greater than three and three quarters of a percent ([***]%), then the royalty Company pays to University may be reduced by the lesser of (i) fifty percent ([***]%) of the royalty otherwise due to the University absent of an Unaffiliated Third Party royalty reduction, (ii) fifty percent ([***]%) of the royalty actually paid to such Unaffiliated Third Party, or (iii) the percent by which Company may reduce such Unaffiliated Third Party royalty, based on a royalty stacking provision for the same product, in a license agreement between Company and such Unaffiliated Third Party. To qualify for this reduction the Unaffiliated Third Party patent must be required for the manufacture, use, offer for sale, sale or import of the Licensed Product in the Territory.

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CONFIDENTIAL

A3.3       Minimum Annual Fees. Company will pay minimum annual fees for the term of this Agreement to be creditable against running royalty payments and sharing of Sublicense Consideration for the preceding calendar year on a non-cumulative basis and to be due in full and payable on January 31st of each year beginning on January 31st of the year following the first anniversary of the Effective Date and continuing during the term of this Agreement according to the following schedule:

Calendar Year		Minimum Annual Royalty
Following 1st anniversary of Effective Date and each year thereafter until First Commercial Sale	$	[***]
Following 1st anniversary of the First Commercial Sale	$	[***]
Following 2nd anniversary of First Commercial Sale	$	[***]
Following 3rd anniversary of First Commercial Sale and each year thereafter	$	[***]

A3.3.1 If this Agreement is terminated prior to the payment of a minimum annual royalty in any given year the amount due for that minimum annual royalty payment will be prorated on the basis of the number of full quarters that have elapsed prior to termination since the last payment of a minimum annual royalty.

A3.4       Patent Expense Payment. Company will pay, or reimburse University for paying, all Patent Expenses incurred before, on or after the Effective Date within thirty (30) days of its receipt of University’s invoice for such Patent Expenses. University reserves the right to request advance payments for certain Patent Expenses, at University’s discretion. The amount of unreimbursed Patent Expenses invoiced to University prior to the Effective Date is approximately thirty thousand forty nine US dollars and seventy six cents ($[***]).

A3.5       Financial Milestones. Company will pay to University the following non-cumulative, non-creditable, and non-refundable milestone achievement payments within thirty (30) days of achieving the corresponding milestone, whether achieved by Company or a Sublicensee:

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Milestone
$	[***]	Solely the earlier of MS2 or MS3
$	[***]	MS4

A3.6       Sublicense Consideration. Within thirty (30) days of the end of each calendar quarter during the term of this Agreement, Company will pay to University fifty percent ([***]%) of any Sublicense Consideration received by Company during such calendar quarter unless reduced by achievement of milestones by Company or its Sublicensees prior to execution of the particular Sublicense in accordance with the schedule below.

	Milestone Has Been Achieved at the Date of Execution of the Sublicense	Sublicense Consideration Percentage
A3.6.1 Milestone 1	MS1	[***]	%
A3.6.2 Milestone 2	MS2 or MS3, whichever is met first	[***]	%
A 3.6.3 Milestone 3	MS4	[***]	%
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CONFIDENTIAL

Exhibit B

Royalty Report Form

[Date]

[Company Name & Address]

License Number:

Reporting Period:	Report Due Date:

This report must be submitted regardless of whether royalties are owed.
Please do not leave any column blank. State all information requested below.

Product Description	Royalty Rate	Quantity/Net Sales	Royalty Due

Report Completed By:	Total Royalties Due:

Telephone Number:

If you have question please contact:

Please make check payable to: University of Washington

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